EXHIBIT 99.1
Stelios Papadopoulos to Resign From SGX Pharmaceuticals’ Board of Directors
Dr. Papadopoulos Moving on in Connection With Career Change
SAN DIEGO, September 13, 2006 — SGX Pharmaceuticals, Inc. (Nasdaq: SGXP) announced today that Stelios Papadopoulos, Ph.D., a member of the SGX Board of Directors since July 2001, will be leaving the Board effective from the next regularly scheduled meeting in September 2006. Dr. Papadopoulos, who recently announced his resignation as a Vice Chairman of Cowen and Company, LLC, has decided to pursue other interests and expects to resign from a number of other boards of directors on which he currently serves.
“I have appreciated the opportunity to work with such a motivated management team during my tenure with SGX” said Dr. Papadopoulos. “While I pursue new challenges in the future, I will watch with great interest as the company continues advancing its pipeline of oncology drug candidates. Notwithstanding the recent news regarding the Phase II/III clinical trial of Troxatyl™ as a third-line treatment for patients suffering from acute myelogenous leukemia (AML), SGX’s pipeline shows great depth and promise.”
“Stelios has been a great contributor to our organization and we will miss having the benefit of his many years of experience in the life science industry,” commented Mike Grey, President and Chief Executive Officer of SGX. “We all wish him well in his new endeavors and thank him for his valuable insights and direction.
About SGX Pharmaceuticals
SGX Pharmaceuticals is a biotechnology company focused on the discovery, development and commercialization of innovative cancer therapeutics. SGX’s oncology pipeline includes Troxatyl as well as drug candidates based on its proprietary FAST™ drug discovery platform, including next generation BCR-ABL inhibitors currently being developed in partnership with Novartis. More information on the pipeline and drug discovery platform can be found at www.sgxpharma.com and in the company’s various filings with the Securities and Exchange Commission.
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Contact:Todd Myers	Jason Spark
Chief Financial Officer	Media & Investor Relations
SGX Pharmaceuticals	Porter Novelli Life Sciences
858-558-4850	(619) 849-6005